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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*

                             CABOT INDUSTRIAL TRUST
                             ----------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    127072106
                                    ---------
                                 (CUSIP Number)

                                NOVEMBER 30, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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--------------------------                            --------------------------
CUSIP No. 127072106                   13G             Page  2 of  4 Pages
--------------------------                            --------------------------

        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           IBM PERSONAL PENSION PLAN TRUST, 13-6353801
--------------------------------------------------------------------------------

        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)
           Not Applicable                                              (b)
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               Not Applicable
       EACH          -----------------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            Not Applicable
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

           Not Applicable
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not Applicable
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           EP
--------------------------------------------------------------------------------
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--------------------------                            --------------------------
CUSIP No. 127072106                   13G             Page  3 of  4 Pages
--------------------------                            --------------------------

ITEM 1(a):           NAME OF ISSUER:

                     Cabot Industrial Trust

ITEM 1(b):           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     Two Center Plaza
                     Suite 200
                     Boston, MA 02108

ITEM 2(a)            NAME OF PERSON FILING

                     IBM Personal Pension Plan Trust

ITEM 2(b):           ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                     3001 Summer Street
                     Stamford, CT 06905

ITEM 2(c):           CITIZENSHIP:

                     Employee benefit plan trust organized under the laws of the State of New York.

ITEM 2(d):           TITLE OF CLASS OF SECURITIES:

                     Common Stock

ITEM 2(e):           CUSIP NUMBER:

                     127072106

ITEM 3: (f) IBM Personal Pension Plan Trust is an employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

ITEM 4:              OWNERSHIP:

                     (a) Amount beneficially owned:   0

                     (b) Percent of class: Not Applicable

                     (c) Number of shares as to which the person has:

                            (i)  Sole power to vote or to direct the vote:     0

                            (ii)  Shared power to vote or to direct the vote:  0

                            (iii)  Sole power to dispose or to direct the
                                   disposition of:                             0

                            (iv)  Shared power to dispose or to direct the
                                  disposition of:                              0

ITEM 5:              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6:              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                     ANOTHER PERSON:

                     Not Applicable.
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--------------------------                            --------------------------
CUSIP No. 127072106                   13G             Page  4 of  4 Pages
--------------------------                            --------------------------

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                     Not Applicable.

ITEM 8:              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                     Not Applicable.

ITEM 9:              NOTICE OF DISSOLUTION OF GROUP:

                     Not Applicable.

ITEM 10:             CERTIFICATION:

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 4, 2001


                                 IBM PERSONAL PENSION PLAN TRUST


                                 By: /s/ GERARD T. REILLY, JR.
                                     -------------------------------------------
                                     Gerard T. Reilly, Jr.
                                     Assistant Vice President, The Chase
                                     Manhattan Bank, as Directed Trustee for the
                                     IBM Personal Pension Plan Trust